Exhibit 10.1

SIXTH AMENDMENT TO LEASE AGREEMENT

This SIXTH AMENDMENT TO LEASE AGREEMENT (this “Sixth Amendment”) is entered into as of this 11th day of October, 2007 by and between OYSTER POINT TECH CENTER, LLC, a Delaware limited liability company (“Landlord”), and VAXGEN, INC., a Delaware corporation (“Tenant”).

RECITALS

A.         Landlord is the owner of the Project known as Oyster Point Tech Center (the “Project”), which consists of two 2-story buildings for a total of approximately 105,120 square feet, with details as follows: (i) the building commonly known as 347 Oyster Point Boulevard, South San Francisco, California containing approximately 39,780 square feet (the “347 Oyster Point Building”), and (ii) the building commonly known as 349 Oyster Point Boulevard, South San Francisco, California containing approximately 65,340 square feet (the “349 Oyster Point Building”).

B.         Landlord and Tenant are parties to that certain Lease entered into on or about October 26, 1998 (the “Initial Lease”), as amended by that certain First Amendment dated as of June 1, 1999 (the “First Amendment”), that certain Second Amendment dated as of June 1, 1999 (the “Second Amendment”), that certain Third Amendment dated as of October 5, 2000 (the “Third Amendment”), that certain Fourth Amendment dated as of March 31, 2004 (the “Fourth Amendment”) and that certain Fifth Amendment dated as of April 14, 2005 (the “Fifth Amendment”). Collectively, the Initial Lease, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment are referred to herein as the “Original Lease”.

C.         Pursuant to the Original Lease, Landlord leases to Tenant and Tenant leases from Landlord the entire 347 Oyster Point Building and the entire 349 Oyster Point Building.

D.         Tenant desires to surrender to Landlord all of Tenant’s right, title and interest in and to the entire 347 Oyster Point Building (the “Surrendered Premises”), and to terminate the Original Lease as it relates only to the Surrendered Premises, and Landlord desires to accept said surrender and termination, all on the terms and conditions of this Sixth Amendment. The Surrendered Premises is designated on the plan attached hereto and incorporated herein as Exhibit A.

E.         Landlord and Tenant further desire to amend the Original Lease to, among other things, adjust the Base Rent for the remainder of the term of the Original Lease for the 349 Oyster Point Building, all in accordance with the terms and conditions set forth below.

F.         Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Original Lease. The Original Lease, as amended hereby, shall herein and hereafter be referred to as the “Lease.” All references in the Lease to the “Lease” shall herein and hereafter refer to the Original Lease, as amended hereby.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.          Premises. Subject to the terms of this Sixth Amendment, effective as of March 1, 2008 (the “Effective Date”), the “Premises” shall no longer include the Surrendered Premises and instead shall include only the 65,340 square feet of space in the 349 Oyster Point Building (the “New Premises”), as such New Premises is more particularly described shown on Exhibit B attached hereto. Effective as of the Effective Date (but subject to the terms of this Sixth Amendment), all references in the Lease to “Premises” shall mean and refer to the New Premises.

2.          Surrender of Surrendered Premises. On the Effective Date, Tenant shall surrender to Landlord the Surrendered Premises in clean condition, free of Tenant’s general office furniture and personal property, in good repair and free of Hazardous Substances. Notwithstanding the foregoing, Tenant may leave within the Surrendered Premises furniture and personal property that Tenant has transferred ownership to Monogram Bioscience, provided that a detailed inventory of such furniture and personal property, signed by both Tenant and Monogram Bioscience, is delivered to Landlord prior to the Effective Date. Notwithstanding any provision in the Original Lease to the contrary, except as to Trade Fixtures, Tenant shall not remove any Alterations or Tenant Improvements in the Surrendered Premises or to make any modifications to the Surrendered Premises except as necessary to surrender the Surrendered Premises in the condition required by the first sentence of this Paragraph. Notwithstanding the foregoing, Tenant shall not remove any component of a parent system that as a result of removal would cause that system to function improperly such as HVAC, water distribution, gas distribution (examples of these components would include but not be limited to fume hoods and water purification equipment). From and after the Effective Date, the Lease (as it relates only to the Surrendered Premises) shall terminate and neither Landlord nor Tenant (nor any subtenants, licensees or assignees of Tenant) shall have any rights, duties or obligations to one another in connection with the Lease as it relates only to the Surrendered Premises) except for those obligations under the Lease to the extent not pertaining to the Surrendered Premises, and the following (the following are collectively referred to herein as the “Surviving Obligations”): (a) in the event that Tenant does not properly surrender the Surrendered Premises in accordance with the terms of the Lease, the performance by Tenant of its obligations under the Lease with respect to the Surrendered Premises (including, without limitation, the payment of holdover rent) until such time as Tenant has properly surrendered the Surrendered Premises (provided, however, the foregoing is in no way intended to provide Tenant with any right to delay its obligation to properly surrender the Surrendered Premises on or before the Effective Date); and (b) those obligations under this Sixth Amendment and/or under the Original Lease which expressly survive the expiration or earlier termination of the Lease, including, without limitation, Tenant’s indemnification obligations contained in the Lease with respect to conditions existing or events occurring prior to the Effective Date. Notwithstanding the above, Tenant’s indemnification obligations under the Lease shall not apply to any damage, claims or liabilities arising solely out of the entry into the Surrendered Premises by Landlord, any prospective or actual tenant for the Surrendered Premises or any other third party entering the Surrendered Premises for purposes of designing, modifying or otherwise preparing the Surrendered Premises for re-letting. The Cummins 1500 Kw emergency generator located in the east side of the parking lot is not connected to the Surrendered Premises and remains appurtenant to the New Premises.

3.          Release. Except for such obligations, rights or claims as may be created by or arise out of the terms and conditions of this Sixth Amendment, effective on the Effective Date, Tenant, on behalf of itself and its predecessors, successors, affiliates and assigns, and all other persons, firms and corporations claiming through Tenant, and each of them (collectively, the “Tenant Releasing Parties”), does hereby release Landlord and its predecessors, successors, affiliates and assigns, and their respective partners, officers, shareholders, agents, contractors, representatives, employees and attorneys (collectively the “Landlord Released Parties”), of and from any and all claims, demands, disputes, damages, liabilities, obligations, controversies, debts, costs, expenses, lawsuits, actions, causes of action and other rights to relief, both legal and equitable, of every kind and nature, whether now known or unknown, suspected or unsuspected, past or present, contingent or fixed, which the Tenant Releasing Parties, or any of them, now have, had, or at any time hereafter may have, against the Landlord Released Parties, or any of them, arising out of or in connection with the Lease (as it relates only to the Surrendered Premises) or the Surrendered Premises. In consideration of the Surrender Fee and the covenants and releases set forth herein and except for Tenant’s obligations that survive the expiration or earlier termination of the Lease as set forth or preserved in this Sixth Amendment, effective on the Effective Date, Landlord hereby releases Tenant from any and all claims, demands, obligations and liabilities which Landlord may have or would have against Tenant had the Lease with respect to the Surrendered Premises not been terminated by this Sixth Amendment, including, without limitation, damages, Rent, Basic Operating Costs, Management Fee, late fees, interest, leasing commissions, and attorney’s fees and costs that would be incurred by Landlord on account of any of the claims, demands, obligations or liabilities released by Landlord herein. Notwithstanding the above, the parties shall be responsible for the annual reconciliation of Basic Operating Costs for the Surrendered Premises as set forth in the Lease and any attorney’s fees and costs incurred in the collection thereof.

4.          California Civil Code Section 1542. Except with respect to the Surviving Obligations, Tenant and Landlord each hereby expressly waives all rights which either of them has, or may hereafter claim to have, that any claim, demand, obligation and/or cause of action has, through ignorance, oversight or error, been omitted from the terms of this Sixth Amendment with respect to the Surrendered Premises, and hereby expressly waives all rights it may have, or claim to have, under the provisions of California Civil Code Section 1542, or equivalent law of any jurisdiction, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

________________	________________
Tenant’s Initials	Landlord’s Initials

5.          Representations and Warranties. Tenant hereby makes the following representations and warranties to Landlord (all of which representations and warranties, together with all other representations and warranties made in this Sixth Amendment, shall survive the Effective Date):

(a)       Tenant has the full power, authority and legal right to enter into and to perform and observe the provisions of this Sixth Amendment without the authorization and consent of any other party or entity.

(b)       Tenant has not assigned, sublet, transferred or conveyed, and agrees not to assign, sublet, transfer or convey, its interest in the Surrendered Premises, the Lease (as it relates to the Surrendered Premises) or any claims or potential claims it may have against Landlord or any of the Landlord Released Parties.

Tenant hereby agrees to indemnify, defend (by counsel reasonably satisfactory to Landlord) and hold Landlord and the Landlord Released Parties harmless from and against any claims, actions, causes of action, losses, liabilities, damages, costs and expenses (including, without limitation, attorneys’ fees and costs) suffered or incurred by Landlord or the Landlord Released Parties as a result of any breach of Tenant’s obligations under this Sixth Amendment including, without limitations, any breach of or inaccuracy in Tenant’s representations and warranties contained in this Sixth Amendment.

6.          Term of Lease. Notwithstanding anything to the contrary contained in the Original Lease, the term of the Original Lease (with respect to the New Premises only) is scheduled to expire on December 31, 2016 (the “Expiration Date”). The period commencing on the Effective Date through and including the Expiration Date shall hereinafter be referred to as the “New Term.” Except as expressly provided to the contrary herein, for purposes of Tenant’s duties, obligations and liabilities under the Lease, the New Term shall be part of the Lease Term.

7.         Base Rent. Notwithstanding anything to the contrary contained in the Original Lease, effective as of the Effective Date (without limiting any holdover rent or other amounts that may be payable with respect to the Surrendered Premises), From and after the Effective Date until the Expiration Date, Tenant’s payments of monthly Base Rent to Landlord with respect to the New Premises shall be as follows:

Period	Monthly Base Rent
3/1/08 – 12/31/08	$160,979
1/1/09 – 12/31/09	$191,592
1/1/10 – 12/31/10	$200,348
1/1/11 – 12/31/11	$193,057
1/1/12 – 12/31/12	$202,709
1/1/13 – 12/31/13	$208,791
1/1/14 – 12/31/14	$215,055
1/1/15 – 12/31/15	$221,507
1/1/16 – 12/31/16	$228,152

8.          Surrender Fee. In consideration of Landlord accepting the early termination of the Lease with respect to the Surrendered Premises, Tenant shall pay to Landlord, within two (2) business days following the mutual execution and delivery of this Sixth Amendment by Landlord and Tenant, a surrender fee in the amount of One Hundred Thousand Dollars ($100,000) (the “Surrender Fee”). This Sixth Amendment is expressly conditioned upon and subject to the timely and proper payment of the Surrender Fee by Tenant to Landlord. This provision is for the sole benefit of Landlord and may only be waived in writing by Landlord (in its sole and absolute discretion). If Landlord does not timely receive such payment of the Surrender Fee, then this Sixth Amendment shall be null and void, with no force and effect, unless otherwise designated in writing by Landlord.

9.          Tenant’s Pro Rata Share. Effective as of the Effective Date, all references in the Lease to the Building or Buildings shall mean only the 349 Oyster Point Building. Tenant’s Pro Rata Share of the Building shall be 100%, and Tenant’s Pro Rata Share of the Project shall be 62.16% (based on 65,340 square feet of the Premises divided by 105,120 square feet of the Project).

10.        Letter of Credit. Landlord and Tenant acknowledge that Tenant has delivered a letter of credit in favor of the Landlord in the amount of Two Million Three Hundred Fifty Thousand Dollars ($2,350,000) as security for Tenant’s performance of its obligations under the Lease, including without limitation, its obligations to pay rent, to remove personal property and Tenant Improvements, and to restore the Premises at the expiration or earlier termination of the Lease. All letters of credit delivered to Landlord shall be consistent with all previous letters of credit delivered by Tenant to Landlord; provided, however, that the letter of credit shall provide that the face amount of the letter of credit shall be reduced per the schedule set forth on Exhibit “C” attached hereto, based on Tenant’s payment of the Surrender Fee and Tenant’s ability to meet certain financial benchmarks set forth on Exhibit “C” attached hereto, for four (4) continuous quarters. All letters of credit delivered to Landlord shall conform to the requirements of this Paragraph 10 and the provisions of Section 8 of the Fifth Amendment and shall be a “Letter of Credit”, as that term is defined in Section 8 of the Fifth Amendment.

11.        Management Fee. From and after the Effective Date, Tenant shall pay to Landlord a supervisory management fee of Two Thousand Six Hundred Thirty Eight Dollars ($2,638.00) per month (in lieu of the supervisory management fee set forth in Section 12 of the Fifth Amendment), which management fee will be increased by three percent (3%) annually commencing on January 1, 2009.

12.        Common Areas/Security. From and after the Effective Date, Tenant shall not have a separate right to install a full campus security system, including, without limitation, fencing, gates, motion sensors or camera surveillance as provided in Section 14 of the Fifth Amendment. If Tenant submits a written request to Landlord to install any of the security devices described above in or around the New Premises, Landlord shall consider the request and approve or disapprove the request as set forth in Paragraph 12 of the Initial Lease captioned “Alterations”. The effluent lift station and associated pumps serve the entire Project, therefore the cost of repairs and maintenance of this system will be shared by all Project tenants pursuant to Section 7 of the Initial Lease.

13.      No First Opportunity to Purchase. As of the date hereof, Paragraph 17 of the Fifth Amendment is hereby deleted in its entirety and Tenant shall no longer have the First Opportunity to Purchase as detailed therein.

14.        Option. With respect to the New Premises only, Tenant shall continue to have the option to extend the Lease Term as provided in Section 16 of the Fifth Amendment.

15.        Attorneys’ Fees. In the event either party shall commence an action to enforce any provision of this Sixth Amendment, the prevailing party in such action shall be entitled to receive from the other party, in addition to damages, equitable or other relief, and all costs and expenses incurred, including reasonable attorneys’ fees and court costs and the fees and costs of expert witnesses, and fees incurred to enforce any judgment obtained. This provision with respect to attorneys’ fees incurred to enforce a judgment shall be severable from all other provisions of this Sixth Amendment, shall survive any judgment, and shall not be deemed merged into the judgment.

16.        Broker. Tenant represents and warrants to Landlord that it has not dealt with any broker with respect to this Sixth Amendment other than CB Richard Ellis who shall be compensated by Landlord pursuant to a separate agreement. If Tenant has dealt with any other broker or person with respect to this Sixth Amendment, it shall be solely responsible for the payment of any fees due said person or firm and Tenant shall protect, indemnify, hold harmless and defend Landlord from any liability in respect thereto.

17.        Severability. Any provision of this Sixth Amendment which shall prove to be invalid, void, or illegal shall in no way affect, impair or invalidate any other provision hereof and such other provisions shall remain in full force and effect.

18.        Estoppel. Tenant warrants, represents and certifies to Landlord that as of the date of this Sixth Amendment: (a) Landlord is not in default under the Lease; and (b) Tenant does not have any defenses or offsets to payment of rent and performance of its obligations under the Lease as and when same becomes due.

19.        Authority. Each party represents and warrants to the other party that it has full power and authority to enter into this Sixth Amendment and the person signing on its behalf has been fully authorized to do so by all necessary corporate or partnership action.

20.        Landlord Representations. Landlord represents and warrants to Tenant that, as of the date hereof, (a) the Lease is in full force and effect and has not been modified except pursuant to this Sixth Amendment; and (b) it has not assigned any of its right, title and interest in and to the Lease and has full power and authority to enter into and perform its obligations hereunder without the consent of any lender or other third party.

21.        Further Assurances. Each of the parties hereto agrees to execute and deliver all such further documents and to take all such further actions as may be reasonably requested by the other party hereto to effectuate fully the terms and provisions of this Sixth Amendment, provided such documents or actions do not limit, reduce or impair the rights of the party upon whom such request is made.

22.        Binding Effect. This Sixth Amendment shall be binding upon and inure to the benefit of Landlord, its successors and assigns and Tenant and its permitted successors and assigns.

23.        Original Lease in Full Force. Except for those provisions which are inconsistent with this Sixth Amendment and those terms, covenants and conditions for which performance has heretofore been completed, all other terms, covenants and conditions of the Original Lease shall remain unmodified and in full force and effect. Landlord and Tenant ratify the Original Lease, as amended hereby.

24.        Counterparts; Facsimile. This Sixth Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement. Each party hereto shall be authorized to rely upon the signatures of all of the parties hereto on this Sixth Amendment which are delivered by facsimile as constituting a duly authorized, irrevocable, actual, current delivery of this Sixth Amendment with original ink signatures of each person and entity.

25.       Contingency. Landlord and Tenant hereby acknowledge that this Sixth Amendment is expressly contingent upon and subject to the execution of a lease, satisfactory to Landlord in its sole and absolute discretion, prior to the November 1, 2007, between Landlord and a new tenant for the lease by such new tenant of the entire Surrendered Premises. The foregoing condition is for the sole benefit of Landlord and accordingly may be waived by only Landlord in writing.

[Signature page follows]

IN WITNESS WHEREOF, this Sixth Amendment is executed as of the date first written above.

LANDLORD:

OYSTER POINT TECH CENTER, LLC,

a Delaware limited liability company

By: NEWTOWER TRUST COMPANY

MULTI-EMPLOYER PROPERTY TRUST,

a trust organized under 12 C.F.R. Section 9.18

By:  KENNEDY ASSOCIATES REAL ESTATE COUNSEL, LP

Authorized Signatory

By:  KENNEDY ASSOCIATES REAL ESTATE

COUNSEL, GP, LLC, its general partner

By: /s/ Michael R. McCormick

Name:      Michael R. McCormick

Title:	Senior Vice President

TENANT:

VAXGEN, INC.,

a Delaware corporation

By: /s/ Matthew J. Pfeffer Name: Matthew J. Pfeffer Its: Senior Vice President, Finance and Administration and Chief Financial Officer

By: Name: Its:

EXHIBIT “A”

SURRENDERED PREMISES

EXHIBIT “B”

NEW PREMISES

EXHIBIT “C”

LETTER OF CREDIT DETAILS

Reduction Date		Total Letter of Credit (“LOC”)

Initial Amount		2,350,000
Execution of Sixth Amendment	Reduction subject to Tenant’s payment of $100,000 Surrender fee	1,400,000
January 1, 2011	Reduction subject to financial benchmanrks being met	1,206,500
January 1, 2012	Reduction subject to financial benchmanrks being met	942,000
January 1, 2013	Reduction subject to financial benchmanrks being met	677,500
January 1, 2014		677,500
January 1, 2015		677,500
February 1, 2017	Reduction subject to final walk-through inspection and general Restoration requirements being met. Amount shall be carried forward to 60 days after lease expiration if lease is renewed.	450,000
March 28, 2017	Reduction subject to manufacturing space restoration requirements being met. Amount shall be carried forward to 120 days after lease expiration	0
All reductions subject to Tenant not being in default in the preceeding 12 months.

Financial Benchmarks	Benchmark

I Cash Equivalents: (1)	15,000,000

II Current Ratio: (1)
Current Assets	2.00

Current Liabilities

III Assets to Liabilities Ratio: (1)	3.00
Total Assets

Total Liabilities

IV Net Worth: (1)
Total Assets
Less: Total Liabilities

Net Worth/Stockholders Equity	35,000,000

V “Operating Cash Flow”: (defined below (2))	25,000,000

Notes:

(1)	The Financial Benchmarks above must be met or exceeded for the preceding four consecutive quarters to allow the scheduled Letter of Credit reductions to occur.

(2)
“Operating Cash Flow” shall mean the aggregate of the actual Operating Cash Flow received during the preceding four quarters (as opposed to measuring individual quarters similarly to the first four benchmarks). Operating Cash Flow shall exclude any additions of capital or loan proceeds and non-cash line items such as depreciation and accrual adjustments. The term is strictly measuring the cash received from operations and the cash used for operations (including capital expenditures). For the purposes of measuring this benchmark it will be deemed to have been met and acceptable to have irregular cash flows during the individual quarters, even negative during individual quarters, as long as the aggregate exceeds the Operating Cash Flow benchmark amount.